Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BETWEEN

GOLD BANC CORPORATION, INC.

AND

MARSHALL & ILSLEY CORPORATION

Dated as of November 9, 2005

ANNEX A

SUBSIDIARIES OF SELLER

ANNEX B

EMPLOYEE BENEFIT MATTERS

ANNEX C

FORM OF OPINION OF COUNSEL TO SELLER

ANNEX D

FORM OF OPINION OF COUNSEL TO COMPANY

EXHIBIT 1.1

PLAN OF MERGER

EXHIBIT 4.6

AFFILIATE LETTER

Index of Defined Terms

Acquisition Proposal

SECTION 4.4(a)

Acquisition Transaction

SECTION 4.4(a)

Additional Stock Amount

SECTION 8.1(k)(ii)

Affiliate

SECTION 9.3

Agreement

PREAMBLE

BHCA

SECTION 2.1(a)

Blue Sky Laws

SECTION 2.5(b)

Business Day

SECTION 9.3

Cash Amount

SECTION 1.6(c)(i)

Certificate or Certificates

SECTION 1.7(b)

Change of Recommendation

SECTION 4.4(b)

Closing

SECTION 1.2(a)

Closing Date

SECTION 1.2(a)

Code

PREAMBLE

Company

PREAMBLE

Company Approvals

SECTION 3.1(a)

Company Articles

SECTION 1.4

Company By-Laws

SECTION 1.4

Company Common Stock

SECTION 1.6(c)(i)

Company Disclosure Schedule

ARTICLE III

Company Material Adverse Effect

SECTION 3.1(d)

Company Reports

SECTION 3.7(a)

Company SEC Reports

SECTION 3.7(a)

Company Subsidiaries

SECTION 3.1(a)

Company Subsidiary

SECTION 3.1(a)

Company’s Board of Directors

PREAMBLE

Confidentiality Agreement

SECTION 4.10

Consent

SECTION 9.3

Contract

SECTION 9.3

Control

SECTION 9.3

Default

SECTION 9.3

D&O Policy

SECTION 6.5(b)

DFI

SECTION 1.2(b)

Dissenting Shares

SECTION 1.6(e)

Effect

SECTION 2.1(d)

Effective Time

SECTION 1.2(b)

Environmental Claims

SECTION 2.13(c)

Environmental Laws

SECTION 2.13

ERISA

SECTION 2.10(a)

Exchange Act

SECTION 2.5(b)

Exchange Agent

SECTION 1.6(d)

Exchange Fund

SECTION 1.7(a)

Existing D&O Policy

SECTION 4.1(d)

FDIC

SECTION 2.1(b)

Federal Reserve Board

SECTION 2.1(a)

Financial Statements

SECTION 9.3

GAAP

SECTION 2.7(b)

GLB Act

SECTION 2.1(a)

Governmental Authority

SECTION 1.7(e)

Hazardous Materials

SECTION 2.13

HSR Act

SECTION 2.5(b)

Indemnified Parties

SECTION 6.5(d)

Insiders

SECTION 6.8

Insurance Amount

SECTION 6.5(b)

IRS

SECTION 2.10(a)

Kansas Secretary of State

SECTION 1.2(b)

KGCC

PREAMBLE

Knowledge

SECTION 9.3

Law

SECTION 9.3

Laws

SECTION 2.5(a)

Liability

SECTION 9.3

Lien

SECTION 9.3

Litigation

SECTION 9.3

Loan Property

SECTION 2.13(a)

Material Contract

SECTION 9.3

Material Weakness

SECTION 2.7(e)

Merger

PREAMBLE

NASD

SECTION 2.1(b)

Nasdaq

SECTION 2.7(d)

NYSE

SECTION 1.6(c)(ii)

OCC

SECTION 3.1(a)

Option

SECTION 5.7(a)

Option Plans

SECTION 5.7(a)

Order

SECTION 9.3

OTS

SECTION 3.1(a)

Participation Facility

SECTION 2.13(b)

Patriot Act

SECTION 2.9(d)

Permit

SECTION 9.3

Per Share Consideration

SECTION 1.6(c)(i)

Person

SECTION 9.3

Plans

SECTION 2.10(a)

Proxy Statement/Prospectus

SECTION 2.11

Registration Statement

SECTION 3.10

Regulatory Authorities

SECTION 9.3

Rights

SECTION 9.3

Rights Agreement

SECTION 2.24

RSU

SECTION 2.3

SAC

SECTION 2.9(a)

Sarbanes-Oxley

SECTION 2.7(d)

SBL

SECTION 2.5(b)

SBA

SECTION 2.1(b)

SEC

SECTION 2.1(b)

Section 16 Information

SECTION 6.8

Section 180.0622(2)(b) of the WBCL

SECTION 3.3(a)

Section 409A

SECTION 2.10(e)

Securities Act

SECTION 2.5(b)

Seller

PREAMBLE

Seller Approvals

SECTION 2.1(b)

Seller Articles

SECTION 2.2

Seller By-Laws

SECTION 2.2

Seller Common Stock

SECTION 1.6(a)

Seller Disclosure Schedule

ARTICLE II

Seller Material Adverse Effect

SECTION 2.1(d)

Seller Preferred Stock

SECTION 2.3

Seller Reports

SECTION 2.7(a)

Seller SEC Documents

SECTION 2.7(c)

Seller SEC Reports

SECTION 2.7(a)

Seller Stockholders’ Meeting

SECTION 2.11

Seller Subsidiaries

SECTION 2.1(a)

Seller Subsidiary

SECTION 2.1(a)

Seller’s Board of Directors

PREAMBLE

Seller’s Board of Directors Recommendation

SECTION 2.4

Shares

SECTION 1.6(a)

Significant Deficiency

SECTION 2.7(e)

Silver

SECTION 2.9(a)

Stock Amount

SECTION 1.6(c)(i)

Subsidiaries

SECTION 9.3

Subsidiary

SECTION 9.3

Subsidiary Organizational Documents

SECTION 2.2

Superior Offer

SECTION 4.4(c)

Surviving Corporation

SECTION 1.1

Tax or Taxes

SECTION 2.15

Tax Returns

SECTION 2.15

Termination Fee

SECTION 8.3(b)

Title IV Plan

SECTION 2.10(b)

TRUPs

SECTION 2.3

Valuation Period Market Value

SECTION 1.6(c)(ii)

WBCL

PREAMBLE

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2005 (the “Agreement”), between Gold Banc Corporation, Inc., a Kansas corporation (the “Seller”), and Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”).

WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Seller to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the Kansas General Corporation Code (the “KGCC”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Company’s Board of Directors and the Seller’s Board of Directors have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement;

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute the plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I - THE MERGER

1.1

The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KGCC, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time the Seller shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2

The Closing; Effective Time

(a)

The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties.  In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) business days’ written notice (or at the election of the Company on the last business day of the month) after the last to occur of the following events:  (a) receipt of all consents and approvals of government Regulatory Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods; and (b) approval of this Agreement and the Merger by the Seller’s stockholders.  Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

(b)

As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger and articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Kansas (the “Kansas Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the KGCC and the WBCL (the date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the certificate of merger and articles of merger are referred to herein as the “Effective Time”).

1.3

Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the KGCC and the WBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4

Articles of Incorporation; By-Laws.  At the Effective Time, the Company’s Articles of Incorporation, as amended (the “Company Articles”), and the Company’s By-Laws, as amended (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5

Directors and Officers.  At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned, except that the Chief Executive Officer of the Seller shall be appointed to the Company’s Board of Directors as soon as practicable after the Closing Date in accordance with Section 6.10 of this Agreement.  At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6

Conversion of Securities; Dissenting Shares.

(a)

Subject to Section 1.6(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock (i) held in the treasury of the Seller, (ii) owned by the Company or any Company Subsidiary for its own account, and (iii) other than Dissenting Shares (such shares of Seller Common Stock being referred to herein as the “Shares”), shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration.

(b)

Each share of Seller Common Stock held by the Seller as treasury stock and each such share held by the Company or any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as otherwise provided in this Section 1.6.

(c)

For purposes of this Agreement, the following definitions shall apply:

(i)

“Per Share Consideration” means (A) an amount in cash equal to $2.78 (the “Cash Amount”), plus (B) a number of shares of common stock, $1.00 par value, of the Company (“Company Common Stock”) (rounded to the nearest ten thousandth of a share) (the “Stock Amount”) determined as follows:

(A)

If the Valuation Period Market Value is less than $36.40, the Stock Amount shall be equal to 0.4319 of a share of Company Common Stock;

(B)

If the Valuation Period Market Value is equal to or greater than $36.40 but less than or equal to $49.24, the Stock Amount shall be equal to the quotient determined by dividing $15.72 by the Valuation Period Market Value;

(C)

If the Valuation Period Market Value is greater than $49.24, the Stock Amount shall be equal to 0.3192 of a share of Company Common Stock; and

(D)

Plus, to the extent the Company elects to exercise its right under Section 8.1(k)(ii), below, the Additional Stock Amount.

Notwithstanding the foregoing, the parties acknowledge and agree that the Cash Amount may have to be reduced and the Stock Amount may have to be increased in accordance with Section 1.6(f), below.

(ii)

“Valuation Period Market Value” means the average of the average daily high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(d)

No fractional shares of Company Common Stock shall be issued in the Merger.  In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all shares of Seller Common Stock delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded up to the nearest whole cent, in an amount determined by multiplying the Valuation Period Market Value by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(e)

Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised appraisal rights available under Section 17-6712 of the KGCC (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their appraisal rights under the KGCC.  Dissenting Shares shall be treated in accordance with Section 17-6712 of the KGCC, if and to the extent applicable.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6.  The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the KGCC and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 17-6712 of the KGCC and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC.  The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 17-6712 of the KGCC.

(f)

If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(d) cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.7

Exchange of Certificates.

(a)

Exchange Agent.  The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, together with any dividends or distributions with respect thereto, if any, to be issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”).  Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b)

Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate.  Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c)

Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)

No Further Rights in the Shares.  The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)

Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g).  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)

No Liability.  Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

(g)

Withholding Rights.  Each of the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate taxing authority.  To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company or the Exchange Agent as the case may be.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller SEC Reports or in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to the Company prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates); provided, however, that any information set forth in one section or subsection of the Seller Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent, Seller hereby represents and warrants to the Company as follows:

2.1

Organization and Qualification; Subsidiaries.

(a)

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and a financial holding company under the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder (the “GLB Act”).  The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a state banking association, corporation, limited liability company, limited partnership, or trust duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization.  Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Each Seller Subsidiary that is a Kansas bank has been in existence and actively engaged in business for five or more years.

(b)

Each of the Seller and the Seller Subsidiaries has all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Seller Approvals”) necessary to own, lease and operate their properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers, Inc. (the “NASD”), the United States Small Business Administration (the “SBA”), the Office of the Kansas State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation, and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where such revocations or modifications, or the failure to have such Seller Approvals would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(c)

A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule and on Annex A.  The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries.  Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or entity, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

(d)

As used in this Agreement, the term “Seller Material Adverse Effect” means, any effect, change, event, fact, condition, occurrence, or development (each an “Effect”), that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and Seller Subsidiaries taken as a whole, or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (b) changes in generally accepted accounting principles that are generally applicable to the banking industry, (c) expenses reasonably incurred in connection with the transactions contemplated hereby, (d) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, (e) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated thereby, (f) any change in the market price or trading volume of the Seller’s Common Stock following the execution of this Agreement, (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices, (h) the taking of any action by the Seller approved or consented to in writing by the Company, or (i) any action taken or not taken by the Seller or Seller’s Subsidiaries in accordance with the terms and covenants contained in this Agreement.

(e)

The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2000, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

2.2

Articles of Incorporation and By-Laws.  The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Articles of Incorporation and the Seller’s By-Laws, as amended or restated (“Seller Articles” and “Seller By-Laws,” respectively), and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary (the “Subsidiary Organizational Documents”).  The Seller Articles, Seller By-Laws and Subsidiary Organizational Documents are in full force and effect.  Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, Seller By-Laws or Subsidiary Organizational Documents.

2.3

Capitalization.  The authorized capital stock of the Seller consists of 50,000,000 shares of Seller Common Stock and 50,000,000 shares of the Seller’s preferred stock, $1.00 par value (“Seller Preferred Stock”).  As of November 4, 2005, (i) 38,205,194 shares of Seller Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) 7,058,914 shares of Seller Common Stock were held as treasury shares by the Seller, (iii) no shares of Seller Preferred Stock were issued and outstanding, (iv) 781,379 shares of Seller Common Stock were subject to outstanding stock options issued pursuant to the Seller’s stock option plans, and (v) 209,100 shares of issued and outstanding Seller Common Stock were restricted common stock, and there were 139,400 restricted stock units (“RSU”) issued and outstanding in each case under and subject to the Seller’s equity compensation plan.  The authorized capital stock of Gold Banc Trust III, Gold Banc Trust IV and Gold Banc Capital Trust V consists of common securities and trust preferred securities (the “TRUPs”).  As of the date of this Agreement, all of the issued and outstanding common securities are duly authorized, validly issued, fully paid and non-assessable and owned by the Seller.  As of the date of this Agreement, $84,000,000 in TRUPs are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights of any Seller stockholder or holder of TRUPs.  Except as set forth in clauses (iv) and (v), above, and in the Rights Agreement, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Seller or any Seller Subsidiary.  There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or other equity interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business.  Each of the outstanding shares of capital stock or other equity interests of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares or other equity interests owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller’s voting rights, charges or other encumbrances of any nature whatsoever.

2.4

Authority.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCC and the Seller Articles and Seller By-Laws).  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, Seller’s Board of Directors.  As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held, has by the unanimous vote of all directors present at the meeting determined (a) that this Agreement and the transactions contemplated thereby, including the Merger, is advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated thereby, including the Merger, and direct that this Agreement be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”).  No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCC and the Seller Articles and Seller By-Laws).  This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Seller and assuming due authorization, execution and delivery by Company, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

2.5

No Conflict; Required Filings and Consents.

(a)

The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any federal, state or local statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Sections 17-1286 through 17-1298 and Sections 17-12,100 through 17-12,104 of the KGCC are inapplicable to the execution, delivery or performance of this Agreement and the transactions contemplated thereby, including the Merger.  No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Kansas state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby by the Seller, including the Merger.

(b)

The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), the BHCA, the banking laws and regulations of the States of Kansas, Missouri, Oklahoma and Florida (the “SBL”), regulations promulgated by the SBA, the filing and recordation of appropriate merger or other documents as required by the KGCC and WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Act (the “HSR Act”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Seller from performing its obligations under this Agreement, and would not have a Seller Material Adverse Effect.  Neither the Seller nor any Seller Subsidiary are subject to any foreign Governmental Authority or foreign law.

2.6

Compliance; Permits.  Neither the Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such violations, conflicts or defaults which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

2.7

Securities and Banking Reports; Financial Statements.

(a)

The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2002, and as of the date of this Agreement has delivered or made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Seller’s meetings of stockholders (whether annual or special) held since December 31, 2002, (iii) all Reports on Form 8-K filed by the Seller with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Seller with the SEC since December 31, 2002 and (v) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since December 31, 2002 (collectively, the “Seller SEC Reports”) and (y) the Federal Reserve Board, the FDIC, the Kansas Office of the State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance, the Florida Office of Financial Regulation and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”).  The Seller Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.  The parties agree that failure of the Seller’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed in any Seller SEC Report shall constitute an event that has a Seller Material Adverse Effect.

(b)

Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Seller SEC Reports have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except (i) for any statement therein or omission therefrom which were corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Seller SEC Report, and (ii) that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC.  To Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Seller’s internal controls and with respect to the assessment of management of the Seller regarding the effectiveness of the Seller’s internal controls.

(c)

The Seller has made available to the Company a complete copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) the Seller SEC Reports filed prior to the date hereof, and (ii) contracts which previously have been filed by the Seller with the SEC pursuant to the Securities Act and Exchange Act (together with the Seller SEC Reports, the “Seller SEC Documents”).  The Seller has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the SEC Documents, and the SEC has not advised the Seller that any final responses are inadequate, insufficient or otherwise non-responsive.  The Seller has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Seller and any of the Seller Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof.  To Seller’s Knowledge, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(d)

To Seller’s Knowledge, the Seller and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including, without limitation, Section 404 thereof, and any related rules and regulations promulgated by the SEC thereunder and (B) the applicable listing and corporate governance rules and regulations of The Nasdaq National Market (“Nasdaq”).  With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Seller with the SEC since December 31, 2002, the Chief Executive Officer and Chief Financial Officer of the Seller have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley and the rules and regulations promulgated thereunder at the time of such filing, and the statements contained in each such certification were true and correct when made.  Further, the Seller has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Seller and the Seller Subsidiaries required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Seller’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Seller required by Section 302 of Sarbanes-Oxley with respect to such reports.  For purposes of this agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(e)

The Seller has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”).  To Seller’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s financial statements for external purposes in accordance with GAAP.  The Seller has disclosed, based on its evaluation of internal controls prior to the date hereof, to the Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Seller in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Seller’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Seller that involves management or other employees who have a significant role in internal controls.  The Seller has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to the Seller’s auditors and audit committee since December 31, 2002.  For purposes of this agreement, a “significant deficiency” in controls means a control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP.  A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected.  For purposes of this Agreement, a “material weakness” in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(f)

There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Seller, other than loans that are subject to Regulation O under the Federal Reserve Act.

(g)

Except (i) for those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Seller as of September 30, 2005, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that are required to be disclosed on a balance sheet prepared in accordance with GAAP, that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(h)

The Seller has not been notified by its independent registered public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any Seller SEC Report should be restated which has not been restated in a subsequent Seller SEC Report that was filed prior to the date of this Agreement, or that the Seller should modify its accounting in future periods in a manner that would have a Seller Material Adverse Effect.

(i)

Since January 1, 2005, neither the Seller nor the Seller Subsidiaries nor, to Seller’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or the Seller Subsidiaries has engaged in questionable accounting or auditing practices.  To Seller’s Knowledge, no attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller or any of its officers, directors, employees or agents to the Seller’s Board of Directors or any committee thereof or to any director or officer of the Seller.  Since January 1, 2005, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, the Seller’s Board of Directors or any committee thereof.

2.8

Absence of Certain Changes or Events.

(a)

Since January 1, 2005 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since January 1, 2005, there has not been (i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries which has had a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for regular quarterly cash dividends on the Seller Common Stock with usual record and payment dates, to the date of this Agreement, and the publicly-announced stock repurchase program, any declaration setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any increase in the wages, salaries, bonuses, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) any union organizing activities.

(b)

To Seller’s Knowledge, no third party has used, with or without permission, the corporate name, the trademarks, trade names, service marks, logos, symbols or similar intellectual property of Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third party’s products or services.  Neither Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with a third party.

2.9

Absence of Litigation.

(a)

There is no Litigation or other proceedings pending or, to Seller’s Knowledge, threatened, against Seller or any Seller Subsidiary or any of their property or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Seller Material Adverse Effect.  To Seller’s Knowledge, neither Seller nor any of the Seller Subsidiaries or their affiliates are liable for the payment of any termination, break-up or other fee to Silver Acquisition Corp. (“Silver”), SAC Acquisition Corp. (“SAC”), or any of their affiliates, advisers or representatives as a result of the Seller’s termination of that certain Merger Agreement dated as of February 24, 2004 by and among the Seller, Silver and SAC and no basis exists for the payment of any such termination, break-up or other fee.

(b)

There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Seller Material Adverse Effect.

(c)

Except as set forth in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither the Seller nor any of the Seller Subsidiaries is subject to, and, to the Seller’s Knowledge, neither the Seller nor any of the Seller Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries, nor has any Governmental Authority advised it in writing or, to Seller’s Knowledge, otherwise advised, that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to its knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(d)

Neither the Seller nor any Seller Subsidiary has received any order, decree, notice or other communication from any Governmental Authority asserting or claiming that the Seller or any Seller Subsidiary is, and to Seller’s Knowledge, no facts or circumstances exist which would cause it or any of the Seller Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, except where any such violation would not have a Seller Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the GLB Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R Part 40, except where the failure to so comply would not have a Seller Material Adverse Effect.  The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of the Seller Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Seller Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

2.10

Employee Benefit Plans.

(a)

Current Plans.  The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the “Plans”).  The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued determination letter from the United States Internal Revenue Service (the “IRS”) for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b)

Absence of Certain Types of Plans.  No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”).  No Title IV Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA.  None of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code.  Except as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries.  Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(c)

Compliance with Applicable Law.  Each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not, individually or in the aggregate, have a Seller Material Adverse Effect.  The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Seller Material Adverse Effect.  No legal action, suit or claim is pending or, to Seller’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, to Seller’s Knowledge, no fact or event exists that could give rise to any such action, suit or claim.  Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

(d)

Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and the Seller is not aware of any fact or event that could adversely affect the qualified status of any such Plan.  No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)

Non-Qualified Deferred Compensation Plans.  No Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof, except modifications and operations that, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(f)

Absence of Certain Liabilities and Events.  There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.  The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would, individually or in the aggregate, have a Seller Material Adverse Effect, and, to Seller’s Knowledge, no fact or event exists that could give rise to any such liability.

(g)

Plan Contributions.  All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(h)

Employment Contracts.  Neither the Seller nor any Seller Subsidiary is a party to any contracts for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries.  Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(i)

Effect of Agreement.  The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

2.11

Registration Statement; Proxy Statement/Prospectus.  The information supplied by the Seller for inclusion or incorporation by reference in the Registration Statement will not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The information supplied by the Seller for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company.  The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder.

2.12

Title to Property.  The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Seller Material Adverse Effect; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring).  Substantially all of Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

2.13

Environmental Matters.  To Seller’s Knowledge:  (i) each of the Seller, the Seller’s Subsidiaries, properties owned or operated by the Seller or the Seller’s Subsidiaries, the Participation Facilities (as hereinafter defined) are and have been in compliance with, and the Loan Properties (as hereinafter defined) are and have been in substantial compliance with, all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment (“Environmental Laws”), except for violations which, either individually or in the aggregate, would not have a Seller Material Adverse Effect; (ii) during and prior to the period of (a) the Seller’s or any of the Seller’s Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller’s Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller’s Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Seller Material Adverse Effect; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller’s Subsidiaries or any Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB’s; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Participation Facility; (v) neither Seller nor Seller’s Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller’s Subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller’s Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13:  (a) “Loan Property” means any property in which the Seller or any of the Seller’s Subsidiaries holds a security interest, the fair market value of which (based on the most recent appraisal or other information available to the Seller or any Seller Subsidiary) exceeds $5,000,000, and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any of the Seller’s Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Seller Material Adverse Effect.

2.14

Absence of Agreements.  Neither the Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable Regulatory Authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

2.15

Taxes.  The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment or where the failure to make such filings or pay such taxes would not have a Seller Material Adverse Effect.  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, or local governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, including, without limitation, consolidated, combined and unitary tax returns.  For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such corporations were owned, directly or indirectly, by the Seller.  To Seller’s Knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes.  Neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries.  Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Seller Material Adverse Effect after the Effective Time.  No agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect.  Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain.  Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.  Neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1-1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise.

2.16

Insurance.  The Seller Disclosure Schedule lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect.  Neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller’s financial statements for the nine months ended September 30, 2005.

2.17

Brokers.  No broker, finder or investment banker (other than Hovde Financial LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.  Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Hovde Financial LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.18

Tax Matters.  Neither Seller, nor any Seller Subsidiary, through the date of this Agreement has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

2.19

Seller Material Adverse Effect..  Since December 31, 2004, there has not been any Effect that has had, individually or in the aggregate, a Seller Material Adverse Effect.

2.20

Material Contracts.  Except for (i) loan, credit or similar agreements entered into by the Seller or any Seller Subsidiary in the ordinary course of business consistent with past practice, or (ii) as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $150,000, or would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, other than contracts that are terminable by the Seller or any Seller Subsidiary without additional payment or penalty within 60 days.

2.21

Opinion of Financial Advisor.  The Seller has received the written opinion of Hovde Financial LLC on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

2.22

Vote Required.  The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.23

Stock Options.  The assumption of the Option Plans and the Options issued thereunder as provided in Section 5.7 of this Agreement by the Company are permitted by and consistent with the terms of the Option Plans, the agreements under which the Options were issued and applicable law.

2.24

Rights Agreement.  The Seller and the Seller’s Board of Directors have taken all necessary action to render the Rights Agreement dated as of October 13, 1999 between the Seller and American Stock Transfer & Trust Company (the “Rights Agreement”) inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the holders of Seller Common Stock or the Seller’s Board of Directors, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights (as defined in the Rights Agreement) to become exercisable by the holders thereof.  The First Amendment to the Rights Agreement dated as of February 24, 2004 has been superseded by the Second Amendment to the Rights Agreement adopted by the Seller’s Board of Directors.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports or in the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to the Seller prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent, the Company hereby represents and warrants to the Seller as follows:

3.1

Organization and Qualification; Subsidiaries.

(a)

The Company is a company duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA, and a financial holding company under the GLB Act.  Each subsidiary of the Company (a “Company Subsidiary” or, collectively, “Company Subsidiaries”) is a bank, a corporation, a limited liability company or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America.  Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Company Approvals”) necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”), or the Office of Comptroller of the Currency (“OCC”) and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)

The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(c)

A true and complete list of all of the Company Subsidiaries as of September 30, 2005 is set forth in the Company Disclosure Schedule.

(d)

As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole, or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include:  (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any Effect resulting from compliance with the terms and conditions of this Agreement, (c) any decrease in the price or trading volume of the Company Common Stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect), (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry, (e) any Effect to the extent resulting from changes in generally accepted accounting principles which the Company or any of the Company Subsidiaries is required to adopt, or (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, financial condition or results of operations of the Company and Company Subsidiaries taken as a whole relative to other banking industry participants).

3.2

Articles of Incorporation and By-Laws.  The Company has previously furnished or made available to the Seller a complete and correct copy of the Company Articles and the Company By-Laws.  The Company Articles and Company By-Laws are in full force and effect.  The Company is not in breach of any of the provisions of the Company Articles or Company By-Laws.

3.3

Capitalization.

(a)

The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock.  As of November 4, 2005, (i) 244,432,552 shares of the Company’s Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL (such sections, including judicial interpretation thereof and Section 180.40(6), its predecessor statute, are referred to herein collectively as “Section 180.0622(2)(b) of the WBCL”), and not issued in violation of any preemptive right of any Company stockholder, (ii) 9,414,755 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Preferred Stock are issued and outstanding, and (iv) 24,970,198 shares of Company Common Stock are subject to outstanding stock options issued pursuant to the Company’s stock option plans.  Except as set forth in clause (iv), above, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including, without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.

(b)

The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

3.4

Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and assuming the due authorization, execution and delivery by the Seller, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

3.5

No Conflict; Required Filings and Consents.

(a)

The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)

The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the SBL, the SBA, the filing and recordation of appropriate merger or other documents as required by Kansas and Wisconsin law, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect.  No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Wisconsin state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby by the Company, including the Merger.

3.6

Compliance; Permits.  Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have, or be reasonably expected to have, a Company Material Adverse Effect.

3.7

Securities and Banking Reports; Financial Statements.

(a)

The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2002, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since December 31, 2002, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the “Company SEC Reports”) and (y) the FDIC, the OCC, the Federal Reserve Board, the OTS, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”).  The Company Reports (i) were prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.  The parties agree that failure of the Company’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect.

(b)

Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except (i) for any statement therein or omission therefrom which were corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company SEC Report, and (ii) that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC.  To the Company’s Knowledge, the Company’s auditors will deliver to the Company an unqualified audit opinion with respect to the Company’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Company’s internal controls and with respect to the assessment of management of the Company regarding the effectiveness of the Company’s internal controls.

(c)

To the Company’s Knowledge, the Company and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and any related rules and regulations promulgated by the SEC thereunder and (B) the applicable listing and corporate governance rules and regulations of the NYSE.  With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Company with the SEC since December 31, 2002, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sarbanes-Oxley and the rules and regulations promulgated thereunder at the time of such filing, and to the Company’s Knowledge, the statements contained in each such certification were true and correct when made.  Further, the Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports.

(d)

The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”).  To the Company’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls.  The Company has made available to the Seller a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2003.

(e)

There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company, other than loans that are subject to Regulation O under the Federal Reserve Act.

(f)

Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, and (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), required to be disclosed on a balance sheet prepared in accordance with GAAP that, either alone or when combined with all similar liabilities, has had a Company Material Adverse Effect.

(g)

The Company has not been notified by its independent public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would have a Company Material Adverse Effect.

(h)

Since January 1, 2005, neither the Company nor the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or the Company Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices.  To the Company’s Knowledge, no attorney representing the Company or the Company or Subsidiaries, whether or not employed by the Company or the Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.  Since January 1, 2005, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel, the Company’s Board of Directors or any committee thereof.

3.8

Absence of Certain Changes or Events.

(a)

Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2004 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries that has had a Company Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries that has had, or would be reasonably expected to have, a Company Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any material respect, (v) any strike, work stoppage, slow down or other labor disturbance, (vi) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (vii) any union organizing activities.

3.9

Absence of Litigation.

(a)

Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect.

(b)

There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Company Material Adverse Effect.

(c)

Neither the Company nor any Company Subsidiary has received any order, decree, notice or other communication from any Governmental Authority asserting or claiming that the Company or any Company Subsidiary is, and to Company’s Knowledge, no facts or circumstances exist which would cause it or any of the Company Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, except where any such violation would not have a Company Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the GLB Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R Part 40, except where the failure to so comply would not have a Company Material Adverse Effect.  The Company (or where appropriate the Company Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of the Company Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Company Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.10

Registration Statement; Proxy Statement/Prospectus.  The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller.  The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

3.11

Compliance; Permits.  Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.12

Title to Property.  The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring).  Substantially all of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

3.13

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.14

Tax Matters.  Neither the Company, nor any Company Subsidiary, has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

3.15

Company Material Adverse Effect.  Since December 31, 2004, there has not been any Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV  - COVENANTS OF SELLER

4.1

Affirmative Covenants.  The Seller hereby covenants and agrees with the Company that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, it will, and it will cause each Seller Subsidiary, to:

(a)

operate its business only in the usual, regular and ordinary course consistent with past practices;

(b)

use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c)

use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

(d)

use all commercially reasonable efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”), except as provided in Section 6.5;

(e)

perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

(f)

comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws, including, without limitation, all filing requirements under the Securities Act and the Exchange Act; and

(g)

not to take any action or fail to take any action which, individually or in the aggregate, can be expected to have a Seller Material Adverse Effect.

4.2

Negative Covenants.  Except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, provided that prior to taking any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:

(a)

(i)

except to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice and subject to the limitations set forth in Annex B, or increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b)

(i)

except as provided below, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or limited liability company interests, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend payable at a rate not in excess of $0.05 per share of Seller Common Stock and (B) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary;

(ii)

declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the stockholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided, however, that it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as stockholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if the Seller does not declare and pay cash dividends in a particular calendar quarter because of the Seller’s reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, the Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

(c)

except as contemplated by this Agreement, merge with or into any other person, permit any other person to merge into it or consolidate with any other person, or effect any reorganization or recapitalization;

(d)

purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any person other than in the ordinary course of business;

(e)

liquidate, sell, dispose of, or encumber any assets or acquire any assets outside of the ordinary course of business;

(f)

repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of those options described in the Seller Disclosure Schedule), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or, grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible Securities) calling for issue thereof;

(g)

propose or adopt any amendments to its articles of incorporation, by laws, articles of organization, or operating agreement, as the case may be, in any way adverse to the Company;

(h)

change any of its methods of accounting in effect at December 31, 2004 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2004, except as may be required by GAAP; and

(i)

change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation:

(i)

acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $2,000,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $2,000,000 or having a term of more than five years;

(ii)

sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $250,000 individually, except in the ordinary course of business consistent with past practice;

(iii)

make any investment with a maturity of five years or more;

(iv)

incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $1,000,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;

(v)

enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any material asset of the Seller or any Seller Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Statements) and in no event with a value in excess of $250,000 individually;

(vi)

settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;

(vii)

purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

(viii)

make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $250,000 individually; or

(ix)

take any action or fail to take any action which, individually or in the aggregate, would be reasonably expected to have a Seller Material Adverse Effect; or

(x)

agree in writing or otherwise to do any of the foregoing.

4.3

Letter of Seller’s Accountants.  If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of KPMG, LLP, the Seller’s independent registered public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent registered public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

4.4

No Solicitation of Transactions.

(a)

From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i)

solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal,

(ii)

participate in any discussions or negotiations regarding, or furnish to any person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or

(iii)

enter into any contract, agreement, letter of intent or other arrangement relating to any Acquisition Transaction:

provided, however, this Section 4.4(a) shall not prohibit the Seller or the Seller’s Board of Directors from:

(A)

furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a), or

(B)

taking the actions described in subsections (b) or (c), below, as permitted thereby, provided that neither the Seller, the Seller Subsidiaries nor any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a).

At least five (5) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any person or group, the Seller shall:

(i)

give the Company written notice of the identity of such person or group and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such person or group, and

(ii)

receive from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such person or group by or on behalf of the Seller, and contemporaneously with furnishing any such information to such person or group, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

Nothing in this Section 4.4(a) shall prevent the Seller or the Seller’s Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.  The Seller and the Seller Subsidiaries will immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.4.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4 by any officer or director of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative of the Seller or any of the Seller Subsidiaries shall be deemed to be a breach of this Section 4.4 by the Seller.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.  For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i)

any acquisition or purchase from the Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;

(ii)

any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Seller; or

(iii)

any liquidation or dissolution of the Seller.

(b)

Except as provided hereinbelow:  (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company (a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if the Seller’s Board of Directors reasonably determines in good faith, after consultation with outside counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) or (ii) of the immediately preceding proviso if prior thereto the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors;

(c)

Notwithstanding anything to the contrary contained in this Section 4.4, in the event that the Seller’s Board of directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the fifth day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such five-day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions or in one or a series of related transactions:

(i)

a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those shareholders of the Seller immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction,

(ii)

a sale or other disposition by the Seller of substantially all of its assets, or

(iii)

the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller;

(iv)

provided, however, that in each of case (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its reasonable judgment to be more favorable to Seller stockholders (taking into account all factors which the Seller’s Board of Directors may reasonably deem relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required regulatory approvals) than the terms of the Merger (after receipt and consideration of advice of a financial advisor of nationally recognized reputation).

(d)

In addition to the obligations of the Seller set forth in Section 4.4(a), Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller after the date hereof with respect to, or which the Seller reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

4.5

Update Disclosure; Breaches.

(a)

From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any the Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.5 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b)

The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.

4.6

Affiliates; Tax Treatment.  Within thirty (30) days after the date of this Agreement (a) the Seller shall deliver to the Company a letter identifying all persons who are then “affiliates” of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws.  The Seller shall use its reasonable best efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6.  The Seller shall use its reasonable best efforts to obtain from any person who becomes the Seller after the Seller’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status.  The Seller will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

4.7

Delivery of Stockholder List.  The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

4.8

Loan and Investment Policies.  The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to ensure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period prior to the Effective Time.  To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following:  (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of $5,000,000.00 for any commercial loan, $1,000,000.00 for any single-family residential loan or $500,000.00 for any consumer loan; (ii) making, committing to make or renewing any loan to any affiliate of the Seller or Seller Subsidiaries or any family member of such affiliate or any entity in which such affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of $5,000,000.00 with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of $10,000,000 to any one real estate developer; or (v) entering into any contract, lease, or license under which the Seller or any Seller Subsidiary will be bound to pay in excess of $250,000 over the life of such agreement or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any material contract, lease or license to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound.  To the extent permitted by applicable Law, the Company shall have the right to designate at least two (2) observers to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.

4.9

Access and Information.  From the date hereof until the Effective Time, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and any other information relating to the Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to:  (a) conduct its due diligence review, (b) review the financial statements of the Seller, (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement, (d) confirm compliance by the Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by the Agreement.  The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.9 shall not unreasonably interfere with the business and operations of the Seller.  The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), contact any customers or key employees of the Seller.

4.10

Confidentiality Agreement.  The Seller agrees that the Confidentiality Agreement entered into between the Company and the Seller in effect prior to the date of this Agreement (the “Confidentiality Agreement”), shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

4.11

Rights Agreement.  The Seller shall not (i) redeem the Rights (as defined in the Rights Agreement), or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the Rights (as defined in the Rights Agreement) inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, or (ii) permit the Rights (as defined in the Rights Agreement) to become non-redeemable at the redemption price currently in effect.

ARTICLE V - COVENANTS OF THE COMPANY

5.1

Affirmative Covenants.  The Company hereby covenants and agrees with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, it will, and it will cause each Company Subsidiary, to:

(a)

maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b)

conduct its business in a manner that does not violate any Law, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.2

Negative Covenants.  Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of the Seller, propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect.

5.3

Breaches.  The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its reasonable best efforts to prevent or promptly remedy the same.

5.4

Stock Exchange Listing.  The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

5.5

Tax Treatment.  The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

5.6

Confidentiality Agreement.  The Company agrees that the Confidentiality Agreement entered into between the Company and the Seller in effect prior to the date of this Agreement, shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

5.7

Stock Options.

(a)

At the Effective Time, the Company will assume the option plans listed on Schedule 5.7(a) of the Seller Disclosure Schedule (the “Option Plans”) and all of the Seller’s obligations thereunder.  At the Effective Time, each outstanding option issued pursuant to the Option Plans (each, an “Option”) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the time periods allowed for exercise), a number of shares of Company Common Stock equal to the product of (i) the sum of (A) the Stock Amount and (B) the Additional Stock Amount, if any, and (C) the quotient calculated by (I) dividing the Cash Amount by (II) the Valuation Period Market Value (rounded to the nearest ten-thousandth of a share), and (ii) the number of shares of Seller Common Stock subject to such Option (provided that any fractional shares of Company Common Stock resulting from such calculation shall be rounded up to the nearest whole share), at a price per share equal to the aggregate exercise price for the shares of Seller Common Stock subject to such Option divided by the number of shares of Company Common Stock subject to such assumed Option.

(b)

The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options adjusted in accordance with this Section 5.7.  The Company shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, promptly after the Effective Time, with respect to the Company Common Stock subject to such Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Options remain outstanding.  With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Option Plans assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Option Plans complied with such rule prior to the Merger.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1

Proxy Statement/Prospectus; Registration Statement; Board Recommendation.  As promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.  Each of the Seller and Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement/Prospectus or, to the extent applicable, the other filings, or that is customarily included in Proxy Statement/Prospectus or other filings prepared in connection with transactions of the type contemplated by this Agreement.  Each of the Seller and Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the date of this Agreement.  Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the other filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement/Prospectus or the other filings.  If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, Company or any of their respective Affiliates, officers or directors, should be discovered by the Seller or Company which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the other filings, so that the Proxy Statement/Prospectus or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Seller.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement/Prospectus or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

6.2

Meeting of Seller’s Stockholders.  Seller shall promptly after the date of this Agreement take all action necessary in accordance with the KGCC and the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting.  Seller shall use its reasonable best efforts to solicit from stockholders of Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the KGCC to approve the Merger, unless the Seller’s Board of Directors shall have determined in good faith based on advice of counsel that such actions would reasonably be likely to result in violation of its fiduciary duty to Seller’s stockholders under applicable Law.

6.3

Appropriate Action; Consents; Filings.  The Seller and the Company shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the SBL, the SBA and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

6.4

Employee Benefit Matters.  Annex B hereto sets forth certain agreements with respect to the Seller’s employee benefit matters.

6.5

Directors’ and Officers’ Indemnification and Insurance.

(a)

By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time.  Section 6.5 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement.  Seller agrees not to amend or enter into new arrangements or agreements from and after the date hereof.

(b)

From and after the Effective Time, the Company agrees to use reasonable best efforts to maintain for a period of six years from and after the Effective Time an insurance policy (or primary and secondary policies) for directors’ and officers’ liabilities (collectively, the “D&O Policy”) for all present and former directors and officers of Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 250% of the amount expended by the Seller on such D&O Policy for the annual renewal period that commenced September 25, 2005, such amount being reflected on the Seller Disclosure Schedule (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided, that if the Company is unable to maintain or obtain the insurance called for by this Section 6.5(b), the Company shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c)

In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.5.

(d)

The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

6.6

Notification of Certain Matters.  The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non occurrence, of any event the occurrence or non occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7

Public Announcements.  The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

6.8

Exemption From Liability Under Section 16(b).  The Seller and the Company agree that, in order to most effectively compensate and retain Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Insiders be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Seller Common Stock, Options, Seller stock-based awards into shares of Company Common Stock and Company rollover options and other awards denominated in shares of Company Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.8.  Following the delivery to the Company of the Section 16 Information in a timely fashion, the Company Board, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Insiders of Company Common Stock in exchange for or satisfaction of shares of Company Common Stock or Company stock-based awards, and of Company rollover options upon conversion of Options, in each case, pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.  “Section 16 Information” will mean information accurate in all material respects regarding Insiders, the number of shares of Seller Common Stock held by each such Insider and expected to be exchanged for Company Common Stock in the Merger, and the number and description of Options and Seller stock-based awards held by each such Insider and expected to be converted into Company rollover options and exchanged for Company Common Stock or awards denominated therein in connection with the Merger; provided, however, that the requirement for a description of any Options and Seller stock-based awards will be deemed to be satisfied if copies of all Seller stock plans and other Seller benefit plans, and forms of agreements evidencing grants thereunder, under which such Options and Seller stock-based awards, respectively, have been granted to Insiders, have been made available to the Company.  “Insiders” will mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.9

Customer Retention.  To the extent permitted by law or applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller’s customers for the Surviving Corporation.  Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

6.10

Directorships.  Promptly after the Effective Time, the Company shall take such action as may be reasonably required to cause the Company’s Board of Directors to be expanded by one member and to appoint the person serving as the Chief Executive Officer of the Seller as of the date of this Agreement to the class of the Company’s directors with terms expiring at the Company’s 2008 Annual Meeting of Shareholders.

ARTICLE VII - CONDITIONS OF MERGER

7.1

Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)

Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the Knowledge of the Company or the Seller, threatened by the SEC.  The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

(b)

Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

(c)

Federal Reserve Board.  The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(d)

Other Approvals.  All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the U.S. Department of Justice.  All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(e)

State Approval.  The Merger shall have been approved by the Kansas Office of the State Bank Commissioner, the Missouri Division of Finance, the Oklahoma Office of State Finance and the Florida Office of Financial Regulation, which approvals shall not contain any condition that would have a Company Material Adverse Effect.  All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(f)

No Order.  No Governmental Authority, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(g)

NYSE Listing.  The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.2

Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)

Representations and Warranties.  Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.5 or 6.6, above, and except for Section 2.19, above, which is provided for in subsection (j), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clause (i) or (ii), above, where any failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not have a Seller Material Adverse Effect.  The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

(b)

Agreements and Covenants.  The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)

Consents Obtained.  All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller.

(d)

No Challenge.  There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(e)

Tax Opinion.  An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of the Seller and the Company will be a “party to the reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Godfrey & Kahn, S.C. may require and be entitled to rely upon customary representations and covenants contained in certificates of officers of the Company and the Seller.

(f)

Opinion of Counsel.  The Company shall have received from Stinson Morrison Hecker LLP, or other independent counsel for the Seller reasonably satisfactory to the Company, an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

(g)

Comfort Letters.  If requested by the Company as provided in Section 4.3, the Company shall have received from KPMG, LLP, the “comfort” letters referred to in Section 4.3.

(h)

Affiliate Agreements.  The Company shall have received from each person who is identified in the affiliate letter as an “affiliate” of the Seller a signed affiliate agreement in the form attached hereto as Exhibit 7.2(h).

(i)

Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(j)

No Material Adverse Changes.  Since the date of the Agreement, there shall have been no Seller Material Adverse Effect, and there has not been any Effect, that, either individually or in the aggregate, would have a Seller Material Adverse Effect.  The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller to that effect.

7.3

Additional Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Merger is also subject to the following conditions:

(a)

Representations and Warranties.  Without giving effect to any notice to the Seller under Sections 5.3 or 6.6, above, and except for Section 3.14, above, which is provided for in subsection (f), below, (i) each of the representations and warranties of the Company contained in this Agreement that is not qualified as to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date; and (ii) each of the representations and warranties of the Company that is qualified as to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clause (i) or (ii), above, where any failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not have a Company Material Adverse Effect.  The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)

Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)

Consents Obtained.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Company Material Adverse Effect.

(d)

Tax Opinion.  The Seller shall have received an opinion of Stinson Morrison Hecker LLP, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purpose:

(i)

No gain or loss will be recognized by the Seller as a result of the Merger;

(ii)

No gain or loss will be recognized by the stockholders of the Seller who exchange their Seller Common Stock to the extent exchanged for Company Common Stock pursuant to the Merger (except with respect to cash received as part of the Per Share Merger Consideration and cash received in lieu of a fractional share interest in Company Common Stock); and

(iii)

The aggregate tax basis of the Company Common Stock received by stockholders who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to cash received as part of the Per Share Consideration to a fractional share interest for which cash is received).

In rendering such opinion, the Seller’s counsel may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

(e)

Opinion of Counsel.  The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to the Seller, opinions dated the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

(f)

No Material Adverse Changes.  Since the date of the Agreement, there shall have been no Company Material Adverse Effect, that either individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.  The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

ARTICLE VIII - TERMINATION

8.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement:

(a)

by mutual written consent duly authorized by the Boards of Directors of the Company and the Seller;

(b)

by either Seller or the Company if the Merger shall not have been consummated by September 30, 2006, unless extended by the Boards of Directors of Seller and the Company for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)

by either the Seller or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)

by either the Seller or the Company if:  (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;

(e)

by the Seller, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company was unintentional and is curable by the Company through exercise of commercially reasonable efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company is cured during such ten-day period);

(f)

by the Company upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller was unintentional and is curable by the Seller through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) of ten (10) days after delivery of written notice from the Company or the Seller of such breach, provided, that the Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten-day period);

(g)

by the Company if the Seller’s Board of Directors or any committee thereof shall have withdrawn, or amended or modified in a manner adverse to the Company, its approval or recommendation of this Agreement or the Merger, or fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus;

(h)

by the Seller prior to the vote of the stockholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 4.4(c), above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i);

(i)

by the Company

(i)

if any of the conditions to the obligations of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligations of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or

(ii)

in the event there has been a Seller Material Adverse Effect;

(j)

by the Seller

(i)

if any of the conditions to the obligations of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligations of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or

(ii)

in the event there has been a Company Material Adverse Effect; or

(k)

by the Seller if the condition in (i), below, exists on the day preceding the anticipated Effective Time and the Company has not elected to exercise its right as set forth in (ii), below:

(i)

The Valuation Period Market Value is less than $32.11.

(ii)

The Company shall have the right, but not the obligation, by providing written notice thereof to the Seller, to issue a number of shares of Company Common Stock (the “Additional Stock Amount”) with respect to each share of Seller Common Stock converted in accordance with Section 1.6 hereof such that the product obtained by multiplying (x) the Valuation Period Market Value, and (y) the sum of (A) 0.4319 plus (B) the Additional Stock Amount is an amount equal to $13.87.

8.2

Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other Parties.  In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

8.3

Fees and Expenses.

(a)

Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b)

(i)

Seller shall pay to the Company in immediately available funds, within one (1) business day after demand by the Company an amount equal to $20,000,000 (the “Termination Fee”) if this Agreement is terminated by Seller pursuant to Section 8.1(h), above.

(ii)

If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Seller enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee.

(iii)

If (A) this Agreement is terminated by the Company or Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination Seller shall not have held a meeting of its stockholders pursuant to Section 6.1, above) or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal shall have been publicly disclosed and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or Seller enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one business day after Seller enters into such agreement or binding letter of intent.

(iv)

Each of Seller, and the Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Seller would not enter into this Agreement; accordingly, if Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company or Seller, makes a claim that results in a judgment against Seller or the Company for the amounts set forth in this Section 8.3(b), Seller shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made.  Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X - GENERAL PROVISIONS

9.1

Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Sections 6.5 and 6.10, above, shall survive the Effective Time indefinitely.

9.2

Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), delivered by an express courier (with confirmation), or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

(a)

If to the Seller:

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, KS   66211
Attention:  Malcolm M. Aslin
Facsimile:  (913) 451-8004

With a copy to:

Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Attention:   John A. Granda
                  Mike W. Lochmann
Facsimile:  (816) 691-3495

If to the Company:

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI   53202
Attention:  Randall J. Erickson
Facsimile:  (414) 765-7899

With a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attention:   Christopher B. Noyes
                   Dennis F. Connolly
Facsimile:  (414) 273-5198

9.3

Certain Definitions.  For purposes of this Agreement, the term:

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

“Business day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by Contract, or otherwise.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Financial Statements” shall mean (i) the unaudited consolidated balance sheet as of September 30, 2005 and the audited consolidated balance sheet as of December 31, 2004 (including related notes and schedules, if any) of Seller; (ii) the unaudited consolidated statements of income and statements of shareholders’ equity for the period ended September 30, 2005 and the audited consolidated statements of income, cash flows and shareholders equity for the year ended December 31, 2004 (including related notes and schedules, if any) of Seller; (iii) all bank financial reports, including any amendments thereto, filed with any Regulatory Authorities by each bank subsidiary for the year ended December 31, 2004 and the nine month period ended September 30, 2005, and all bank financial reports to be filed after the date hereof until the Closing, together with any correspondence among each Subsidiary and any Regulatory Authority concerning any of the foregoing financial statements or the financial position of any Bank Subsidiary and (iv) each other consolidated balance sheet, income statement and statement of shareholders’ equity, contained in the Seller SEC Reports for the periods on or after January 1, 2000.

“Knowledge” as used with respect to an entity (including references to such entity being aware of a particular matter) shall mean those facts that are actually known by the Chairman, Chief Executive Officer, President, Chief Financial Officer of such entity, or any other executive officer who is subject to the reporting requirements of Section 16 of the Securities Act.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability of a Party, or invoking or seeking to invoke legal process to obtain information relating to or affecting a Party, which affects such Party’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Contract” shall mean (1) any Contract which involves aggregate payments to or by the Seller within any twelve month period in excess of  $125,000, or (2) any Contract entered into other than in the ordinary course of business, (3) any Contract included in the Disclosure Memorandum, (4) any Contract of which the breach of or default thereof would result in a Company Material Adverse Effect or Seller Material Adverse Effect or (5) any Contracts that are required to be filed as an exhibit pursuant to Section 601 of Rule S-K.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, ruling, or writ of any Governmental Authority.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d) of the Exchange Act); and

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, the Office of Thrift Supervision, the Kansas State Banking Department, Oklahoma State Banking Department, Florida State Banking Department, Securities and Exchange Commission, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Subsidiary” or “Subsidiaries” of the Seller, the Company, the Surviving Corporation, or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

9.4

Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6

Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.7

Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9.8

Parties in Interest.  Subject to Section 9.7, above, this Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5, above (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

9.9

Governing Law.  Except to the extent that the laws of the State of Kansas are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.10

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.11

Time is of the Essence.  Time is of the essence of this Agreement.

9.12

Specific Performance.  The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement.  Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise, in each case without posting a bond.  Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances.  The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other proceeding.

9.13

Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto.  The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.  References to the “other party” or “either party” will be deemed to refer to Seller or the Company, as the case may be.

[Signatures on next page]

IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLD BANC CORPORATION, INC.

By:

  /s/  Malcolm M. Aslin
Malcolm M. Aslin, President and Chief
Executive Officer

MARSHALL & ILSLEY CORPORATION

By:

  /s/  Dennis J. Kuester
Dennis J. Kuester, Chairman and Chief
Executive Officer

ANNEX A

Name	Domestic Jurisdiction	Ownership Interests
Gold Banc Trust III	Delaware	100% certificate of beneficial ownership owned by Seller
Gold Banc Trust IV	Delaware	100% certificate of beneficial ownership owned by Seller
Gold Banc Capital Trust V	Delaware	100% certificate of beneficial ownership owned by Seller
Gold Banc Acquisition Corporation VIII, Inc.	Kansas	100% of the outstanding capital stock owned by Seller
Gold Banc Acquisition Corporation X, Inc.	Kansas	100% of the outstanding capital stock owned by Seller
Regional Holding Company, Inc.	Kansas	100% of the outstanding capital stock owned by Seller
Gold Banc Mortgage, Inc.	Kansas	100% indirect ownership of the outstanding capital stock owned by Regional Holding Company, Inc.
Realty Escrow Services, Inc.	Kansas	100% indirect ownership of the outstanding capital stock owned by Regional Holding Company, Inc.
GBC Kansas, Inc.	Kansas	100% of the outstanding capital stock owned by Seller
Gold Bank – Kansas	Kansas	100% indirect ownership of the outstanding capital stock owned by GBC Kansas, Inc.
Gold IHC-I, LLC	Delaware	100% indirect ownership of the membership interests owned by Gold Bank
Gold RE Holdings-I, LLC	Delaware	100% indirect ownership of the common membership interests and 85% indirect ownership of the preferred membership interests owned by Gold IHC-I, LLC
Gold Financial Services, Inc.	Kansas	100% of the outstanding capital stock owned by Seller
Gold Capital Management, Inc.	Kansas	100% indirect ownership of the outstanding capital stock owned by Gold Financial Services, Inc.
Gold Trust Company	Missouri	100% indirect ownership of the outstanding capital stock owned by Gold Financial Services, Inc.
Gold Merchant Banc, Inc.	Kansas	100% indirect ownership of the outstanding capital stock owned by Gold Financial Services, Inc.
Regional Properties, Inc.	Kansas	100% indirect ownership of the outstanding capital stock owned by Gold Bank
Central Oklahoma Leasing Authority, Inc.	Oklahoma	100% of the outstanding capital stock owned by Gold Bank
GBS Holding Company, LLC	Kansas	100% direct ownership of the membership interests owned by Gold Financial Services, Inc.
Gold Insurance Agency, Inc.	Kansas	100% direct ownership of the outstanding capital stock owned by Gold Financial Services
Gold Investment Advisors, Inc.	Kansas	100% direct ownership of the outstanding capital stock owned by Gold Financial Services

ANNEX B

EMPLOYEE BENEFIT MATTERS

1.

Conduct of Business Between Date of Signing the Agreement and the Effective Time.  Between the date of signing of the Agreement and the Effective Time (i) there will be no increases in base salary for employees of Seller or Seller Subsidiaries with employment agreements except in the dollar amounts specified in such agreements, or, if none are specified, increases in base salary on an employee’s annual review date consistent with past practice; (ii) there will be no increases in base salary for other employees of Seller or Seller Subsidiaries except for increases in base salary on an employee’s annual review date consistent with past practice; (iii) unless otherwise agreed between Seller and the Company, no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries, except for those pursuant to (A) established commission and other objective, performance-based plans and (B) established, subjective performance-based plans; provided, however, that the aggregate amount of bonuses paid pursuant to all established, subjective performance-based plans shall not, unless otherwise agreed between Seller and the Company, exceed an amount that is one million dollars ($1,000,000) greater than the aggregate amount of bonuses paid or accrued under the Seller' or Seller Subsidiary's subjective performance plans in the prior calendar year; (iv) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as required by applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements of Seller or Seller Subsidiaries, except as may be agreed to by the Company; (v) there will be no officer title promotions without the Company’s consent, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (vi) no new consulting agreements or employment continuation agreements will be granted to employees of Seller or Seller Subsidiaries and the existing agreements will not be amended, except as provided herein or in agreements executed simultaneously herewith; (vii) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, without first obtaining the consent of the Company, other than amendments required to maintain the tax-qualified status of any such retirement programs; and (viii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer.

2.

General.

(a)

Transferred Employees.  Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.”

(b)

Credit for Past Service.  After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company.  Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.

(c)

Waiver of Certain Limitations.  The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time.  Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans, except that Transferred Employees, regardless of service, will be entitled to receive a matching contribution on amounts contributed to the Company’s 401(k) plan, if they otherwise meet all the other criteria for the match under the plan terms.

(d)

Company’s Ability to Amend, Modify or Terminate Plans.  Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex B, and the Company hereby reserves such right.

3.

Employee Welfare Plans.  The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time.  Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion.  If integration occurs during a plan year, Transferred Employees shall receive credit for co-pays, deductibles and similar limits.  Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.

4.

401(k) Plan.  The Seller’s 401(k) plan shall be merged into the Company’s 401(k) plan as soon as practicable after the Effective Time.  No employee or employer contributions shall be paid to the Seller’s 401(k) plan from or on account of compensation paid after the Effective Time.

5.

ESOP.  The Seller’s employee stock ownership plan (the “ESOP”) shall terminate as of the Effective Time.  Prior to the Effective Time the Seller’s Board of Directors shall approve such termination and any amendments necessary to incorporate the terms of this paragraph, such approvals to be conditioned upon closing of the Merger.  The assets remaining in the ESOP’s suspense account, after repayment by the ESOP of its remaining debts, shall be allocated among the accounts of Transferred Employees who are ESOP participants at the Effective Time in proportion to their compensation for the period from January 1, 2006 to the Effective Time, provided, however, that the amount of compensation to be considered for any participant shall not exceed the annual amount of $220,000 prorated for such compensation measurement period.  The specific method of allocation (including the treatment of any allocations in excess of Code limitations) may be adjusted if required in order to secure a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP upon its termination and/or a favorable private letter ruling from the Internal Revenue Service to the effect that repayment of the ESOP debts with proceeds of the exchange of the unallocated shares for cash will not violate the requirements for exemption under Code Section 4975(d)(3) and that the allocation of assets remaining in the ESOP’s suspense account after such repayment will not constitute annual additions for purposes of Code Section 415.  Distributions to ESOP participants shall be made as soon as practicable after the later to occur of the Effective Time and the receipt of such determination letter and/or private letter ruling.

ANNEX C

FORM OF OPINION OF COUNSEL TO SELLER

1.

The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, and has the requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement/Prospectus.  Each Seller Subsidiary is a state banking association, corporation, limited liability company, limited partnership, charitable foundation or trust duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation.  Each Seller Subsidiary has the requisite power and authority as a corporation or other legal entity to carry on its business as it is now being conducted as described in the Proxy Statement/Prospectus.

2.

The Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation or other foreign legal entity, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for qualification or licensing in any such jurisdiction in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect.

3.

The Seller has the requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCL and the Seller Articles and the Seller Bylaws, which stockholders’ approval has been obtained).

4.

The execution and delivery of the Merger Agreement by the Seller and the consummation by the Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller(other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the KGCL and the Seller Articles and the Seller Bylaws, which stockholders’ approval has been obtained).

5.

The Merger Agreement has been duly and validly executed and delivered by the Seller and, assuming the due execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, (a) except as such enforceability may be subject to the effect of any laws affecting insured depository institutions, applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, receivership, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of the indemnity provisions may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the KGCC.

6.

The authorized capital stock of the Seller consists, immediately prior to the Effective Time, of 50,000,000 shares of Seller Common Stock and 50,000,000 shares of the Seller Preferred Stock.

7.

The execution and delivery of the Merger Agreement by the Seller do not, and the consummation of the transactions contemplated by the Merger Agreement by the Seller will not, conflict with or violate (a) the Seller Articles or Seller By-Laws, each as amended to the date hereof or (b) any statute, rule or regulation of the United States of America or the State of Kansas applicable to the Seller or any Seller Subsidiary or by which any of their respective properties is bound or affected or (c) to our knowledge, any order, judgment or decree applicable to the Seller or any Seller Subsidiary or by which any of their respective properties is bound or affected, the conflict with which or the violation of which would, in our judgment, be reasonably expected to result in a Seller Material Adverse Effect.

8.

To our knowledge, except as otherwise set forth in the Seller Disclosure Schedule, there is no litigation or governmental proceeding pending against the Seller or any Seller Subsidiary before any court, governmental agency or arbitrator or overtly threatened against the Seller or any Seller Subsidiary in writing which (a) questions, directly or indirectly, the validity or enforceability of the Merger Agreement or (b) is, either individually or in the aggregate, reasonably likely, in our judgment, to have a Seller Material Adverse Effect.

9.

Except as otherwise set forth in the Seller Disclosure Schedule, the Seller and/or one or more of the Seller Subsidiaries owns of record, and to our knowledge, owns beneficially, all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries.

10.

The proxy statement portion of the Proxy Statement/Prospectus (excluding the financial statements and other financial and statistical information included or incorporated therein or omitted therefrom, and all information about, or supplied or omitted by, the Company for use in the Proxy Statement/Prospectus, as to all of which we do not express any opinion), at the time it was first mailed to holders of Seller Common Stock and at the date of the Seller Stockholders’ Meeting, complied as to form in all material respects with the requirements of the Exchange Act.

*  *  *  *  *  *

We have participated in the preparation of the Proxy Statement/Prospectus and the Registration Statement and, in the course of such preparation, in conferences with certain officers and employees of the Seller with respect thereto.  Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement/Prospectus or the Registration Statement, during the course of such participation, no facts have come to our attention which would lead us to believe that the Proxy Statement/Prospectus at the time it was first mailed to holders of Seller Common Stock and at the time of the Seller Stockholders’ Meeting, or the Registration Statement at the time it became effective and at the Effective Time, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to the financial statements and other financial and statistical information included therein or omitted therefrom, or any reports or documents incorporated by reference therein, or any information about, or supplied or omitted by, the Company for use in the Proxy Statement/Prospectus or the Registration Statement).

ANNEX D

FORM OF OPINION OF COUNSEL TO COMPANY

1.

The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin and is in active status, meaning that it has filed its most recent required annual report and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions.  The Company’s wholly-owned subsidiary, M&I Marshall & Ilsley Bank (“M&I Bank”), is a state banking association, duly formed, validly existing and in good standing under the laws of the State of Wisconsin, and has the requisite power and authority to carry on its business as it is now being conducted as described in the Registration Statement.

2.

The Company and M&I Bank are duly qualified or licensed as foreign corporations or other foreign legal entities, as the case may be, to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for qualification or licensing in any such jurisdiction in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.

The Company has the requisite corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

4.

The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

5.

The Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery thereof by Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (a) except as such enforceability may be subject to the effect of any laws affecting insured depository institutions, applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, receivership, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of the indemnity provisions may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the WBCL.

6.

The shares of Company Common Stock to be delivered in exchange for the outstanding shares of Seller Common Stock, as set forth in the Merger Agreement, are duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL (including judicial interpretations thereof and any successor to said Section 180.0622(2)(b)).

7.

The execution and delivery of the Merger Agreement by the Company do not, and the consummation of the transactions contemplated by the Merger Agreement by the Company will not, conflict with or violate (a) the Company’s Restated Articles of Incorporation or the Company’s By-Laws, each as amended to the date hereof, or (b) any statute, rule or regulation of the United States of America or the State of Wisconsin applicable to the Company or M&I Bank or by which any of their respective properties is bound or affected or (c) to our knowledge, any order, judgment or decree applicable to the Company or M&I Bank or by which any of their respective properties is bound or affected, the conflict with which or the violation of which would, in our judgment, be reasonably expected to result in a Company Material Adverse Effect.

8.

To our knowledge, except as otherwise set forth in the Company Disclosure Schedule, there is no litigation or governmental proceeding pending against the Company or M&I Bank before any court, governmental agency or arbitrator or overtly threatened against the Company or M&I Bank in writing which (a) questions, directly or indirectly, the validity or enforceability of the Merger Agreement or (b) is, either individually or in the aggregate, reasonably likely, in our judgment, to have a Company Material Adverse Effect.

9.

The Company owns of record and beneficially all of the outstanding shares of capital stock of M&I Bank.

10.

The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.

11.

The Registration Statement as of the effective date thereof (excluding the financial statements and other financial and statistical information included or incorporated therein or omitted therefrom, and all information about, or supplied or omitted by, the Seller for use in the Registration Statement, as to all of which we do not express any opinion) at the time it was first mailed to holders of Seller Common Stock on the date of the Seller Stockholders’ Meeting complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

*  *  *  *  *  *

We have participated in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement and, in the course of such preparation, in conferences with certain officers and employees of the Company with respect thereto.  Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement/Prospectus or the Registration Statement, during the course of such participation, no facts have come to our attention which would lead us to believe that the Proxy Statement/Prospectus at the time it was first mailed to holders of Seller Common Stock and at the time of the Seller Stockholders’ Meeting, or the Registration Statement at the time it became effective and at the Effective Time, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to the financial statements and other financial and statistical information included therein or omitted therefrom, or any reports or documents incorporated by reference therein, or any information about, or supplied or omitted by, the Seller for use in the Proxy Statement/Prospectus or the Registration Statement).